March 28, 2017

Mr. Frédéric Villoutreix

Dear Mr. Villoutreix:

This letter sets forth the agreement (the “Agreement”) under which Frédéric Villoutreix
("you" or "Consultant") will provide services as a consultant to Schweitzer-Mauduit International, Inc. (the “Company”) and its affiliates. Notwithstanding anything to the contrary in this Agreement, this Agreement will not be effective unless you have remained employed by the Company through the date immediately preceding the Effective Date (as defined below) and have remained in compliance with your obligations to the Company and its affiliates under that certain Letter of Agreement between you and the Company of even date herewith (the “Letter of Agreement”).

1.
Description of Services. The Company requests and you agree to perform the following services: respond to inquiries from the Company’s senior management; visit Company customers and suppliers as requested by the Company’s Chief Executive Officer (“CEO”); facilitate strategic relationships on behalf of the Company as requested by the CEO and such other services of a similar nature as reasonably requested by the CEO and not inconsistent with the terms of this Agreement, not to consume more than twenty (20) hours a month on average (collectively, the “Services”).

The Services will be performed solely by Consultant, as an independent contractor. You shall not have any third party perform Services or assign any of your rights under this Agreement. Except as otherwise agreed in writing by the Company, you will be responsible for providing your own computer equipment, software, telecommunications, internet connectivity, other materials and, other than cost pertaining to Company-requested travel stated in Section 3, your own transportation as needed to perform the Services.

2.
Term. This Agreement shall become effective and begin on May 5, 2017 (“Effective Date”), subject to Release 1 (as defined in the Letter of Agreement, of even date herewith, between the parties hereto) being effective and not being revoked and shall terminate on February 28, 2018 (the “Term”), unless earlier terminated pursuant to this Section 2. The Company may terminate the Term and the Services hereunder sooner without liability therefor upon written notice in the event that you breach any term or provision of this Agreement or the Letter of Agreement or the Company terminates this Agreement due to a termination for “Cause,” as defined in the Schweitzer-Mauduit International, Inc. 2015 Long-Term Incentive Plan, but subject to the limitations on your duties and responsibilities as set forth in this Agreement. You may terminate the Term sooner without liability therefor upon thirty (30) days prior written notice if the Company materially breaches any term or provision hereof or the Letter of Agreement and such breach, if curable, is not cured within thirty (30) days of the Company’s receipt of notice thereof.

Your obligations under Sections 5, 6, 7 and 9 below shall survive the expiration or termination of the Term or this Agreement. Upon termination, you shall return to the Company all written information, analyses and other materials or files supplied to you or created by you in connection with the Services and delete any such information in electronic form.

3.
Fees.     During the Term, you will be paid a fee of $27,703 per month in accordance with the standard practices and procedures of the Company. This fee will be pro-rated for any partial calendar month during the Term, provided that, as contemplated by the Letter of Agreement, the payment for the final month of the Term shall be contingent and your execution and non-revocation of Release 2 (as defined in the Letter of Agreement). In addition, the restricted shares subject to your 2016 Performance and Time-based Awards that remain outstanding as of the commencement of the Term, shall continue to vest during the Term based on your continued service as a Consultant. If you shall cease to provide the Services other than by reason of your death, including without limitation due to the termination of the Term due to your breach as set forth in Section 2, the fee and continued vesting of your outstanding unvested restricted shares shall cease immediately upon your cessation of Services. If you are requested to travel out of town, you will be reimbursed for your cost of reasonable out-of-pocket charges for your accommodations, rental cars, meals, airfares and other related expenses in accordance with Company policy, as evidenced by appropriate documentation. All other expenses incurred in performing the Services will be your sole responsibility.

Within forty-five (45) days of incurring a reimbursable expense, you will submit invoices for expense reimbursement to the CEO, or his designee, for approval. Payment will be made to you within forty-five (45) days of receipt of a correct and complete invoice.

4.
Place of Performance. We anticipate that the Services will be performed at various locations, including some of your choosing. You shall not be required to perform Services at the offices of the Company but may be required to travel occasionally to the offices of the Company and/or third party locations at reasonably requested times with advance notice as may be reasonably requested by the CEO as necessary to carry out the Services (including the CEO Orientation Plan you have seen).

5.
No Violation. You represent and warrant that you have the right to perform the Services without violation of any agreements or obligations to third parties affecting your ability to compete or disclose or use information, and that you have the right to disclose to the Company all information you transmit to the Company in the performance of Services under this Agreement. You agree that any information that you submit to the Company may be utilized fully and freely by the Company. Breach of this Section 5 is grounds for

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the Company to terminate this Agreement immediately without notice or further obligation to you, without regard to the provisions of Section 1.

6.
Independent Contractor. With respect to all times during the Term, (a) you agree that, you are an independent contractor and not an employee of the Company for any purpose, (b) you will not represent to any party or for any purposes that you are an employee of the Company or any of its affiliates, (c) the Company is not responsible hereunder for any health, accident or liability insurance for you, or for payment of payroll or other taxes or withholdings, and (d) you are solely responsible for any responsibility you may have to report your fees under this Agreement to governmental authorities (provided that the Company shall issue you a Form 1099 with respect to the amounts paid to you hereunder in accordance with applicable law). You agree to comply with all laws and regulations applicable to performance of the services.

7.
Confidentiality; Non-compete. (a) All documents and work you perform in the course of the Services, and all information disclosed or developed by you in connection with the Services, shall be Confidential Information of Company covered by the Confidential Information and Business Ideas, Inventions and Developments Agreement (the “NDA”), attached hereto as Exhibit A and incorporated herein by reference.

(b) You hereby agree that the Letter of Agreement and the NDA are in effect and legally binding on you and shall apply to you in your performance of the Services, except as expressly superseded by this Agreement. You also hereby agree to comply with your obligations under the Letter of Agreement.

8.	Governing Law. This Agreement will be governed by the laws of the State of Georgia without regard to its conflicts of laws principles.

9.
Ownership of Documents. You agree that the reports, plans, models, presentations, analyses, work papers and other documents and materials prepared in the course of the Consulting Services shall be the property of the Company and shall be furnished to SWM upon termination of this Agreement. You agree that the Company may use, reproduce and adapt all such documents and materials for its own purposes and uses without further compensation to you.

10.
Entire Agreement. This Agreement, including documents incorporated by reference, contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting the subject matter hereof. No modifications, amendments or waiver of any provision of this Agreement shall be valid unless in writing and signed by each party, or a duly authorized officer of any corporate party.

11.	Enforceability. You acknowledge and agree that the terms of this Agreement, including but not limited to Sections 5, 6, 7, 9 and this paragraph 11, are reasonable and necessary

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for the protection of the legitimate business interests of the Company and its affiliates. You further acknowledge that a violation of a provision of this Agreement would cause serious, immediate and irreparable harm to the Company, and therefore agree that the Company shall be entitled to seek injunctive relief without the necessity of proving such harm. However, in the event that this Agreement or any part hereof is found to be unenforceable by a court of law, then the parties agree that such unenforceable portion shall be severed and the remainder of this Agreement shall be enforced in accordance with its terms, to the fullest extent of the law. You have been advised to secure (and have secured) the advice of legal counsel and other financial and tax advisors as you deem appropriate.

11.	Notices. Any notice required to be given hereunder shall be in writing and shall be validly given if it is sent by first-class mail, postage prepaid or by receipted courier addressed as follows:

If to you:	The address set forth on the first page of this Agreement

If to the Company:    Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, Georgia 30022 U.S.A.
Attention: Vice President, Human Resources

Please acknowledge your agreement with the foregoing terms and conditions by signing this letter and the enclosed copy of this letter and returning one copy to me.

Sincerely,

_____________________________
John D. Rogers
Lead Independent Director

ACKNOWLEDGED and AGREED:

_____________________________
Frédéric Villoutreix– Consultant

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Exhibit A

[NON-DISCLOSURE AGREEMENT]

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